INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


For additional information from Infinity, Inc., please contact:
Stanton E. Ross, President/Ceo
(620) 431-6200
James W. Dean, Vice President, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
--------------------

           INFINITY, INC. REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS
                         AND PROVIDES OPERATIONAL UPDATE

              Reports Operational Progress at Pipeline and Labarge
        18% Increase in Oilfield Services Revenue Over Prior-Year Period

DENVER and CHANUTE, Kan. - (PR Newswire) - May 17, 2004 - Infinity, Inc. (NASDAQ: IFNY) today announced its results for the three months ended March 31, 2004. Financial and operational tables follow this commentary.

FIRST  QUARTER  RESULTS

Infinity reported revenue of $3.6 million for the three months ended March 31, 2004 which is comparable to the prior-year period.

Gross profit for the quarter was $1.6 million, a 12% increase over the $1.5 million in the prior-year period. The increase in gross profit from the prior-year period resulted from a 17% increase in oilfield service gross profit and an 8% increase in exploration and production ("E&P") gross profit.

The net loss for the quarter was $1.8 million (or $0.19 per basic and diluted share). For the previous year period, the net loss was $0.6 million (or $0.08 per basic and diluted share). The increase in the loss was mainly due to a $1.2 million increase in non-cash expenses ($0.5 million increase in depletion on oil and gas properties and $0.7 million increase in amortization of loan costs).

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarter were $404,571, a 4% increase over the $388,740 in the prior-year period. A reconciliation of net income to EBITDA, a non-GAAP figure, is provided in the financial tables following this commentary.


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


OPERATIONS

Oilfield  Services  Operations

Oilfield services provided by Consolidated Oil Well Services, Inc. ("Consolidated") generated revenue of $2.2 million, an 18% increase over the $1.9 million in the prior-year period. Consolidated performed 840 cementing, acidizing and fracturing jobs during the quarter, a 25% increase over the 670 jobs in the prior-year period. The increase in jobs performed was due to an additional 220 cement jobs, a 76% increase over the prior-year period.
Management anticipates an increase in revenue, due to performing higher margin per job acidizing and fracturing services during the second and third quarters of 2004 compared to the prior-year periods. Management attributes this anticipated increase due to the increase in the number of cement jobs performed during the first quarter of the current year as compared to the prior-year period. Well cementing is the first step in well completion activities and normally precedes the well stimulation activities of acidizing and fracturing.

Operators continue to be increasingly active in eastern Kansas and northeast Oklahoma. As the largest oilfield service provider for those areas, and due to the recently closed acquisition of Blue Star Acid Services, Inc., Consolidated expects to continue to benefit in 2004 from growing demand for its services.

Exploration  &  Production  Operations

Infinity Oil & Gas of Wyoming, Inc. ("Infinity-Wyoming") produced 259 million cubic feet of gas equivalent ("MMcfe") during the quarter, or 2.9 MMcfe per day, as compared to 410 MMcfe, or 4.6 MMcfe per day, produced in the prior-year period. The lower production is due to natural production declines in producing wells that were partially offset by production from new wells drilled during late 2003 and a small benefit from an acquisition closed in March, 2004, as discussed below. The production during the quarter was essentially flat from the 260 Mmcfe, or 2.8 MMcfe per day, produced in the fourth quarter of 2003 and expected to reach a range of 280 MMcfe to 300 Mmcfe or 3.1 MMcfe to 3.3 MMcfe per day, during the second quarter of 2004.

Infinity-Wyoming generated revenue of $1.4 million during the quarter as compared to $1.7 million in the prior-year period due to a lower production level that was partially offset by higher oil and gas prices. Quarterly revenue increased 6% over the $1.3 million reported in the fourth quarter of 2003, as a result of higher oil and gas prices in 2004. Gross profit increased 8% to $0.9 million in 2004 as compared to $0.8 million in the prior-year period.


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


Pipeline  -  During  the quarter, Infinity-Wyoming completed six wells that were
--------
drilled prior to December 31, 2003 at the Wamsutter Arch Pipeline Field. In addition to the completion activity, Infinity-Wyoming assumed operations of two additional wells at Pipeline following the acquisition of additional working interests in those wells in March. During the remainder of 2004, Infinity-Wyoming plans to focus its efforts at Pipeline on: (i) optimizing production from certain existing wells through selective workovers or additional completion and stimulation activity and (ii) drilling four additional operated wells on proved undeveloped locations at an estimated cost of $1.5 million.

Labarge  -  Under  an  agreement  with Schlumberger Technology, Ltd. and Red Oak
-------
Capital Management, LLC, Infinity-Wyoming has completed or recompleted three of the ten wells previously drilled at the Labarge Field. Infinity-Wyoming and Schlumberger continue to evaluate this effectiveness of the activity as measured by initial production results and technical data derived from the work. During the remainder of 2004, Infinity-Wyoming plans to focus its efforts at Labarge on: (i) participating in the completion of two additional wells at an estimated cost of $0.3 million; (ii) drilling up to five additional wells at an estimated cost of $3.0 million; and (iii) completing the environmental impact study (as well as an environmental assessment at Pipeline) at an estimated cost of $0.3 million.

Sand Wash and Piceance - During the remainder of 2004, Infinity-Wyoming plans to
----------------------
perform remediation, completion and exploration activities at its Sand Wash Basin and Piceance Basin prospects in order to further evaluate the properties for potential joint venture opportunities and development. Infinity-Wyoming anticipates spending approximately $1.3 million on these activities.

MANAGEMENT'S  COMMENTS

Stanton E. Ross, Infinity President and Chief Executive Officer, said: "We are very pleased with the progress we are making in addressing a number of issues with respect to our E&P projects. We are pursuing a number of initiatives, including acquisitions and enhancements of current properties, that we believe will continue to advance and diversify the E&P profile of the Company. In what is clearly a very strong energy industry environment, we are encouraged by the preliminary results of the completion and recompletion work at our Labarge project and, together with Schlumberger, are continuing to evaluate such results and this potentially prolific coalbed methane field."


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


Ross continued: "Consolidated's results in the first quarter came in as we expected, affected as they were by typical seasonal slow downs. Moreover, we are pleased to have closed the Blue Star acquisition, which we believe adds depth to our already broad oilfield service offerings in the Mid-Continent market. We expect another strong year in 2004 in terms of job activity and resulting revenue and cash flow generation."

CONFERENCE  CALL  REMINDER

The Company will host a conference call this morning, Monday, May 17, 2004, at 8:30 a.m. Eastern Daylight Time to discuss the reported financial and operating results in greater detail. The dial-in number for the call is 800-915-4836 (international participants should dial 973-317-5319).

Parties interested in participating in the conference call should dial in approximately ten minutes prior to the 8:30 a.m. EDT start time. The call will also be broadcast live on the Internet at
http://www.vcall.com/CEPage.asp?ID=88173.
----------------------------------------

A replay of the conference call will be available approximately two hours after the completion of the call through May 31, 2004, by dialing 800-428-6051 (international callers should dial 973-709-2089) and entering the access code ID #355141. The call will also be archived for two weeks at http://www.vcall.com/CEPage.asp?ID=88173.
----------------------------------------

ABOUT  INFINITY,  INC.

Infinity, Inc., through its wholly-owned subsidiary Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The Company's current operations are principally focused on the development and expansion of its producing Wamsutter Arch (Pipeline) project and emerging Labarge coal bed methane project, both of which are located in the Greater Green River Basin in southwest Wyoming. Infinity Oil & Gas of Wyoming also holds exploration and development rights in the Sand Wash and Piceance Basins primarily in northwest Colorado. Infinity, Inc. also provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., based in Chanute, Kansas, with operations focused primarily in the Mid-Continent region. The Company's common stock is listed on The NASDAQ National Market under the symbol "IFNY."

FORWARD-LOOKING  STATEMENTS


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE


This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect," "plan," "should" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include statements regarding anticipated oilfield services jobs, gas and oil production and well workovers, completions and drilling. Factors that could cause or contribute to such differences include, but are not limited to, operating problems, the results of drilling, the availability of third party financing at the times and on the terms anticipated, decreases in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing and costs of development activities, operating risks, liquidity and capital requirements, the effects of governmental regulation, dependence upon third-party vendors, continued acceptance of the company's oil field services in their marketplace, and other risks described under "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and in the Company's periodic reports filed with the Securities and Exchange Commission. In addition, Infinity-Wyoming's ability to complete its planned activities during 2004 is dependent on market conditions and the availability and timing of additional external financing, including conventional bank financing, the forward sale of oil and gas production, or through the sale of securities in the public or private equity or debt markets, on acceptable terms.

You can find the Company's filings with the Securities and Exchange Commission at www.infinity-res.com or at www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE

                                    INFINITY, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS


                                                                   MARCH 31, 2004     DECEMBER 31, 2003
                                                                -------------------  -------------------
                                                                    (unaudited)
                                                ASSETS
Current assets
  Cash and cash equivalents                                     $        1,174,579   $          727,134
  Accounts receivable, less allowance for doubtful accounts              1,998,636            1,766,642
  Inventories                                                              387,332              351,197
  Prepaid expenses and other                                               319,389              222,625
  Derivative asset                                                               -               97,624
                                                                -------------------  -------------------
      Total current assets                                               3,879,936            3,165,222

Property and equipment, at cost, less accumulated depreciation           9,876,089           10,169,159
Oil and gas properties, using full cost accounting net of
  accumulated depreciation, depletion, amortization and
  ceiling writedown
    Subject to amortization                                             24,729,101           23,446,343
    Not subject to amortization                                         13,594,051           12,815,834
Intangible assets, at cost, less accumulated amortization                2,932,399            3,952,989
Note receivable, less current portion                                    1,576,781            1,580,742
Other assets, net                                                          380,925              135,989
                                                                -------------------  -------------------

Total assets                                                    $       56,969,282   $       55,266,278
                                                                ===================  ===================

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Notes payable                                                 $          367,034   $                -
  Current portion of long-term debt                                      2,049,540            1,762,777
  Current portion of note payable - related party                        1,750,000                    -
  Accounts payable                                                       2,226,818            2,645,277
  Accrued expenses                                                       1,607,501              966,769
                                                                -------------------  -------------------
      Total current liabilities                                          8,000,893            5,374,823

Long-term liabilities
  Production taxes payable                                                 317,744              229,889
  Asset retirement obligations                                             544,296              520,638
  Long-term debt, less current portion                                   8,536,829            9,252,872
  8% subordinated convertible notes payable                              2,663,000            2,793,000
  7% subordinated convertible notes payable                             11,184,000           11,184,000
  Note payable - related party                                                   -            3,000,000
                                                                -------------------  -------------------
      Total liabilities                                                 31,246,762           32,355,222
                                                                -------------------  -------------------

Stockholders' equity
  Common stock, par value $.0001, authorized 300,000,000
    shares, issued and outstanding 9,396,091 and 8,204,032
    shares                                                                     940                  820
  Additional paid-in-capital                                            37,394,557           32,720,904
  Accumulated other comprehensive income                                         -               97,624
  Accumulated deficit                                                  (11,672,977)          (9,908,292)
                                                                -------------------  -------------------
      Total stockholders' equity                                        25,722,520           22,911,056
                                                                -------------------  -------------------

Total liabilities and stockholders' equity                      $       56,969,282   $       55,266,278
                                                                ===================  ===================


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE

                        INFINITY, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                        FOR THE THREE MONTHS ENDED
                                                                 MARCH 31,
                                                        --------------------------
                                                            2004           2003
                                                        ------------  ------------
Revenue
  Oil and gas service operations                        $ 2,195,724   $ 1,867,307
  Oil and gas sales                                       1,371,298     1,738,136
                                                        ------------  ------------
    Total revenue                                         3,567,022     3,605,443
                                                        ------------  ------------

Cost of revenue
  Oil and gas service operations                          1,420,552     1,204,947
  Oil and gas production expenses                           362,724       740,640
  Oil and gas production taxes                              155,974       209,683
                                                        ------------  ------------
    Total cost of revenue                                 1,939,250     2,155,270
                                                        ------------  ------------

Gross profit                                              1,627,772     1,450,173

Operating expenses                                        1,262,076     1,102,233
Depreciation, depletion and amortization                  1,047,140       535,456
                                                        ------------  ------------

Operating loss                                             (681,444)     (187,516)

Other income (expense)
  Interest and other income                                  38,875        40,800
  Amortization of loan costs                               (843,405)     (186,194)
  Interest expense and finance charges                     (278,736)     (289,112)
  Gain on sale of assets                                         25             -
                                                        ------------  ------------
    Total other income (expense)                         (1,083,241)     (434,506)
                                                        ------------  ------------

Net loss before income taxes                             (1,764,685)     (622,022)

Income tax benefit                                                -             -
                                                        ------------  ------------

Net loss                                                $(1,764,685)  $  (622,022)
                                                        ============  ============

Basic and diluted loss per share                        $     (0.19)  $     (0.08)
                                                        ============  ============


Weighted average basic and diluted shares outstanding     9,195,504     7,751,819
                                                        ============  ============


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INFINITY, INC.

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FOR IMMEDIATE RELEASE

                                  INFINITY, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENT OF CASH FLOW (UNAUDITED)


                                                                       FOR THE THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                       --------------------------
                                                                           2004          2003
                                                                       ------------  ------------
Cash flows from operating activities
  Net loss                                                             $(1,764,685)  $  (622,022)
                                                                       ------------  ------------
  Adjustments to reconcile net loss to net cash provided by operating activities
    Depreciation, depletion and amortization                             1,047,140       535,456
    Amortization of loan costs included in interest expense                843,405       186,194
    Gain on sale of assets                                                     (25)            -

    Change in assets and liabilities
      (Increase) decrease in accounts receivable                          (231,994)     (206,889)
      (Increase) decrease in inventories                                   (36,136)       74,226
      (Increase) decrease in prepaid expenses                              (96,764)      (26,315)
      Increase (decrease) in accounts payable                             (248,928)      376,350
      Increase in accrued expenses                                         730,625       467,656
                                                                       ------------  ------------
                                                                         2,007,323     1,406,678
                                                                       ------------  ------------
        Net cash provided by operating activities                          242,638       784,656
                                                                       ------------  ------------

Cash flows from investing activities
  Proceeds from sale of property and equipment                               1,500             -
  Investment in oil and gas properties                                  (2,508,639)   (2,360,565)
  Investment in other assets and intangibles                              (244,936)     (145,352)
  Purchase of property and equipment                                      (107,038)     (115,080)
  Payments on note receivable                                                3,961         3,668
                                                                       ------------  ------------
        Net cash used in investing activities                           (2,855,152)   (2,617,329)
                                                                       ------------  ------------

Cash flows from financing activities
  Proceeds from notes payable                                              275,000     1,000,000
  Proceeds from borrowings on long-term debt                               390,267       176,787
  Proceeds from issuance of common stock                                 4,060,000       664,391
  Deferred offering costs                                                  (18,263)            -
  Repayment of long-term debt                                           (1,647,045)     (610,898)
                                                                       ------------  ------------
        Net cash provided by financing activities                        3,059,959     1,230,280
                                                                       ------------  ------------

Net increase (decrease) in cash and cash equivalents                       447,445      (602,393)

Cash and cash equivalents, beginning of period                             727,134       867,017
                                                                       ------------  ------------

Cash and cash equivalents, end of period                               $ 1,174,579   $   264,624
                                                                       ============  ============


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INFINITY, INC.

NEWS RELEASE
FOR IMMEDIATE RELEASE

                     INFINITY, INC. AND SUBSIDIARIES
     SELECTED OPERATING AND FINANCIAL DATA BY SUBSIDIARY (UNAUDITED)


                                               FOR THE THREE MONTHS ENDED
                                                       MARCH 31,
                                               --------------------------
                                                    2004         2003
                                               ------------  ------------
Consolidated
(Dollars in millions, before cash discounts)

  Job type:
    Cementing                                           511           291
    Acidizing                                           191           215
    Fracturing                                          138           164

  Job revenue:(1)
    Cementing                                  $        1.0  $        0.7
    Acidizing                                  $        0.2  $        0.2
    Fracturing                                 $        1.0  $        1.0
    Other                                      $        0.1  $        0.1

Infinity-Wyoming Statistics (2)
(Dollars in thousands)

  Production Volumes:
    Natural gas (MMcf)                                203.4         308.7
    Oil and condensate (MBbls)                          9.2          16.9
    Natural gas equivalents (MMcfe; 6:1)              259.4         409.9

  Financial Results:
    Natural gas revenue                        $    1,043.7  $    1,174.6
    Oil and condensate revenue                 $      327.6  $      563.5
      Total revenue                            $    1,371.3  $    1,738.1
    Production expenses                        $      215.3  $      528.3
    Production taxes                           $      156.0  $      211.2
    Transportation expense                     $      136.7  $      210.6

  Financial Results, per Mcfe:
    Natural gas revenue                        $       5.13  $       3.80
    Oil and condensate revenue                 $      35.61  $      33.34
    Natural gas equivalent revenue             $       5.28  $       4.24

    Production expenses                        $       0.83  $       1.29
    Production taxes                           $       0.60  $       0.52
    Transportation expense                     $       0.53  $       0.51

(1)  Prior to discounts and eliminations of $0.1 million in both 2004 and 2003.
(2) Includes revenue, expense and operating data only from the Wamsutter Arch Pipeline and Labarge fields.


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
                        INFINITY, INC. AND SUBSIDIARIES
         NON-GAAP DISCLOSURES: RECONCILIATION OF NET LOSS TO EBITDA (1)


                                                  FOR THE THREE MONTHS ENDED
                                                           MARCH 31,
                                                  --------------------------
                                                      2004          2003
                                                  ------------  ------------
  Net loss                                        $(1,764,685)  $  (622,022)
  Adjustments:
    Depreciation, depletion,
      amortization                                  1,047,140       535,456
    Amortization of loan costs                        843,405       186,194

    Interest expense and finance charges              278,736       289,112
    Gain on sale of other assets                          (25)            -
    Income tax benefit                                      -             -
                                                  ------------  ------------

  EBITDA                                          $   404,571   $   388,740
                                                  ============  ============



(1) In this press release, the term "EBITDA" is used. EBITDA is equivalent to earnings before interest, income taxes, depreciation, depletion and amortization expenses, gains and losses on the sale of other assets, and ceiling writedown of oil and gas assets. Infinity's management believes EBITDA is an important financial measurement tool that provides information about the Company's ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be titled to similarly titled measures of other companies.

                                      # # #


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